Regarding the Offer to Purchase for Cash:

  Up to 1,000,000 Outstanding Shares of Common Stock, $.10 Par Value per Share,
                                       of
                        SECURITY INVESTMENTS GROUP, INC.
                        At a Price of $2.00 Net per Share

                                       By
          Alliance Standard III L.L.C. and Alliance Standard III Corp.

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         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 24, 1998,
                          UNLESS THE OFFER IS EXTENDED.
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To our Clients:

         Enclosed for your consideration is an Offer to Purchase for Cash dated January 21, 1998, and related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") relating to an offer by Alliance Standard III L.L.C. ("Purchaser LLC") and Alliance Standard III Corp. ("Purchaser Corp.," and collectively with Purchaser LLC, the "Purchasers"), to purchase up to 1,000,000 Outstanding Shares (the "Shares") of Common Stock of Security Investments Group, Inc. (the "Company") at $2.00 net per Share.

         The Offer for the Shares is net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. A tender of such Shares by you can be made only through us on your behalf, and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

         We are hereby requesting instructions as to whether you wish to tender any or all of your Shares held by us for your account upon the terms and subject to the conditions set forth in the Offer. Your attention is invited to the following:

                  1. The tender price is $2.00 per Share, net to the seller in cash.

                  2. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, February 24, 1998, unless extended (the "Expiration Date").

                  3. The Offer is being made for up to 1,000,000 Shares, provided, however, that the Purchasers have reserved the right to accept for payment only up to 707,000 Shares if the Company's board of directors has not approved the Purchasers' acquisitions of Shares pursuant to the Offer.

                  4. The Offer is conditioned upon, among other things, the requirement that there shall not have occurred any decision, action, development, event or other circumstance in the Action (as defined in the Offer to Purchase) or in any legal proceeding based upon similar factual or legal allegations, including, without limitation, any action seeking damages against the United States of America in connection with "supervisory goodwill" accounting for financial institutions, which in the sole judgment of the Purchasers could have an adverse effect on the Shares or the Purchasers' eventual recovery with


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



         respect thereto, or the FDIC shall have issued receiver's certificates or other similar documents to any holder of any claim with respect to Security Savings Bank, including Security Investments Group, Inc.

                  5. Holders who tender Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the pursuant to the Offer.

         The foregoing is a summary of certain provisions of the Offer and is qualified in its entirety by reference to the Offer.

         If you wish to have us tender any or all of the Shares held by us for your account, you should so instruct us by completing, executing and returning to us the instruction form set forth on the following page hereof and forward the same to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction is which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

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


               Instructions with Respect to the Offer to Purchase
                                   for Cash:

  Up to 1,000,000 Outstanding Shares of Common Stock, $.10 Par Value per Share,
                                       of
                        SECURITY INVESTMENTS GROUP, INC.
                          At a Price of $2.00 per Share

                                       By
          Alliance Standard III L.L.C. and Alliance Standard III Corp.


         The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase for Cash dated January 21, 1998, and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") relating to an offer by Alliance Standard III L.L.C. and Alliance Standard III Corp. (collectively, the "Purchasers"), regarding the offer to purchase for cash up to 1,000,000 outstanding shares (the "Shares") of common stock, $.10 par value per Share, of Security Investments Group, Inc. at $2.00 net per Share, subject, however, to the Purchasers' right to accept for payment only up to 707,000 Shares if the Company's board of directors has not approved the Purchasers' acquisitions of Shares pursuant to the Offer. The Offer is net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

         This will instruct you to tender the Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer.


Amount of Shares to be Tendered:                     Print Name and Address:

                                                    Shares

*Unless otherwise indicated, all Shares shall be tendered.

----------------------------------------------------------
Sign Here:

Dated:




Signature(s)


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